================================================================================
                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          Hewlett-Packard Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:


[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

Notes:

      ------------------------------------------
                                                      [LOGO OF HEWLETT-PACKARD
  --------   HEWLETT-PACKARD COMPANY                    APPEARS HERE]
             3000 Hanover Street
             Palo Alto, California 94304

                                                      -------------------------
                                                      LEWIS E. PLATT
                                                      Chairman, President and
                                                      Chief Executive Officer

     To the Shareholders:

     I am pleased to invite you to attend the annual meeting of the shareholders of Hewlett-Packard Company to be held on Tuesday, February 25, 1997 at 2 o'clock in the afternoon at the Scottish Rite Center located at 2455 Masonic Drive, San Jose, California. The meeting this year will focus on the election of directors, appointment of independent accountants as well as adoption of a new compensation plan under which our outside directors will be required to take at least half of their annual retainer fee in the form of HP stock or equivalent stock option. We will also discuss the Company's financial performance and respond to questions from shareholders.

     Please note that this year we have moved the location of the annual meeting from our company offices in Cupertino, California to a larger meeting room located at the Scottish Rite Center in San Jose. A map showing the location is included in these proxy materials on the inside back cover. In order to facilitate check-in, we will require admission tickets for shareholders who wish to attend the meeting in person. Details on the process for obtaining tickets are included in the following proxy materials. If you are unable to attend the meeting in person, you may listen to meeting highlights using the Internet. Within a few days following the meeting, we will post audio copies of key presentations on the Internet at our investor relations Web site located at: http://www.hp.com/go/financials

     I am delighted you have chosen to invest in Hewlett-Packard Company and hope that whether or not you plan to attend the annual meeting, you will complete, sign and return the enclosed proxy as soon as possible in the envelope provided. Your vote is important to us. Returning the signed proxy card will ensure your representation at the annual meeting if you do not attend in person.

     Sincerely,

     /s/ Lewis E. Platt

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                            HEWLETT-PACKARD COMPANY

        3000 HANOVER STREET, PALO ALTO, CALIFORNIA 94304 (415) 857-1501

          NOTICE OF ANNUAL MEETING OF SHAREHOLDERS--FEBRUARY 25, 1997

To the Shareholders:

  The annual meeting of the shareholders of Hewlett-Packard Company, a California corporation (the "Company"), will be held, as provided in the Company's Amended By-Laws, on Tuesday, February 25, 1997, at 2 o'clock in the afternoon at the Scottish Rite Center located at 2455 Masonic Drive, San Jose, California, for the following purposes:

  1. To elect a Board of 13 Directors to serve for the ensuing year.

  2. To consider and act upon a proposal that the shareholders approve the adoption of the Company's 1997 Director Stock Plan.

  3. To consider and act upon a proposal that the shareholders approve the appointment of Price Waterhouse LLP as the Company's independent accountants for the 1997 fiscal year.

  4. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

  Nominees for directors are set forth in the enclosed Proxy Statement.

  Only shareholders of record at the close of business on Friday, December 27, 1996, will be entitled to vote at this meeting. IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK THE APPROPRIATE BOX ON THE ENCLOSED PROXY CARD. IF YOU ARE A SHAREHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME AND YOU PLAN TO ATTEND THE MEETING, PLEASE SEND A WRITTEN REQUEST FOR AN ADMISSION TICKET, TOGETHER WITH A COPY OF THE VOTING FORM SENT TO YOU BY YOUR BROKER WITH THIS NOTICE OF ANNUAL MEETING AND PROXY STATEMENT OR OTHER EVIDENCE OF YOUR STOCK OWNERSHIP, TO D. CRAIG NORDLUND, SECRETARY, HEWLETT-PACKARD COMPANY, 3000 HANOVER STREET, MS 20 BQ, PALO ALTO, CALIFORNIA 94304. BECAUSE SPACE IS LIMITED, NO MORE THAN TWO TICKETS WILL BE ISSUED TO EACH SHAREHOLDER.

  The doors will open at 1 o'clock and the meeting will begin promptly at 2 o'clock. In order to avoid disruption, shareholders who arrive after the meeting has begun will not be admitted.

                                             By Order of the Board of
                                             Directors



                                             /s/ D. Craig Nordlund
                                             D. Craig Nordlund
                                             Associate General Counsel and
                                             Secretary

Palo Alto, California
January 13, 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                PROXY STATEMENT

                              ------------------

                SOLICITATION OF PROXY, REVOCABILITY AND VOTING

GENERAL

  The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Hewlett-Packard Company, a California corporation (the "Company" or "HP"), for use at the 1997 annual meeting of shareholders to be held on February 25, 1997. Only shareholders of record on December 27, 1996 will be entitled to vote at that meeting. On December 27, 1996, the Company had approximately 1.017 billion shares of Common Stock issued and outstanding.

  The Company's principal executive offices are located at 3000 Hanover Street, Palo Alto, California 94304. The approximate date on which the Proxy Statement and the accompanying proxy are first being sent to shareholders is January 13, 1997.

VOTING

  Each share of Common Stock outstanding on the record date is entitled to one vote. In addition, each shareholder, or his proxy, entitled to vote upon the election of directors may cumulate his votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which his shares are entitled, or distribute his votes calculated on the same principle among as many candidates as he thinks fit. Cumulative voting is not permitted unless the candidate or candidates have been nominated prior to the voting and the shareholder has given notice at the meeting prior to the voting of his intention to cast votes on a cumulative basis. If any one shareholder gives such notice, all shareholders may cumulate their votes for candidates in nomination. An affirmative vote of a majority of the shares present and voting at the meeting is required for approval of all items being submitted to the shareholders for their consideration. An automated system administered by the Company's transfer agent tabulates the votes. Both abstentions and broker non-votes are included in the determination of the number of shares present and voting. Each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

REVOCABILITY OF PROXIES

  Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise. It may be revoked by filing with the Secretary of the Company an instrument of revocation or by the presentation at the meeting of a duly executed proxy bearing a later date. It also may be revoked by attendance at the meeting and election to vote in person.

SOLICITATION

  The Company will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy and any additional material which may be furnished to shareholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in the names of such nominees. The solicitation of proxies will be made by the use of the mails and through direct communication with certain shareholders or their representatives by officers, directors and employees of the Company, who will receive no additional compensation therefor. The Company has engaged Corporate Investor Communications, Inc. ("CIC") to solicit proxies and distribute materials to brokerage houses, banks, custodians and other nominee holders. The Company will pay CIC $12,000 for these services, plus expenses.

                 INFORMATION ABOUT THE BOARD OF DIRECTORS AND
                            COMMITTEES OF THE BOARD

  COMPENSATION OF DIRECTORS--STANDARD ARRANGEMENTS. Directors who were not otherwise employed by the Company were paid an annual retainer of $30,000 during fiscal 1996. Non-employee directors also receive fees of $1,500 for attendance at each meeting of the Board of Directors, $1,200 for attendance at each meeting of a committee of the Board and, if serving as a committee chairman, an additional $3,000 per year. Directors who are employed by the Company received a fee of $1,500 for attendance at each meeting of the Board of Directors during fiscal 1996 held prior to May 15, 1996 but were not compensated for attendance at meetings of committees of the Board. Effective May 15, 1996, directors who are employed by the Company do not receive any fees for attendance at meetings of the Board. Directors are reimbursed for any expenses attendant to Board membership. Effective March 1, 1997, the annual retainer for non-employee directors will increase to $45,000.

  For fiscal 1996, non-employee directors could elect to receive stock options in place of the $30,000 annual retainer fee pursuant to the Company's 1987 Director Option Plan. The 1987 Director Option Plan will terminate this year. The shareholders are being asked at the annual meeting to approve the 1997 Director Stock Plan. If the 1997 Director Stock Plan is approved at the annual meeting, then effective as of February 25, 1997, non-employee directors must take payment for a minimum of 50% of their annual retainer in either Common Stock of the Company or an option to purchase Common Stock of the Company. For a more detailed description of the 1997 Director Stock Plan, see Proposal to Adopt the 1997 Director Stock Plan on pages 26 to 31 and the text of the 1997 Director Stock Plan on pages A-1 to A-7.

  COMPENSATION OF DIRECTORS--OTHER ARRANGEMENTS. In addition to the standard arrangements described above, in fiscal 1996 each non-employee director received $5,000 in deferred compensation under the Company's Independent Director Deferred Compensation Program (the "Independent

Director Program"). Under the Independent Director Program, the Company credited the deferred compensation amount to a reserve fund for each non-employee director. The money allocated is credited with interest compounded semi-annually. Effective March 1, 1997, the Independent Director Program will terminate. Existing balances will continue to be deferred and credited with interest. Upon termination of an independent director's services with the Company, the entire amount then allocated to the reserve fund for such director, including all accrued interest, will be paid in a lump sum to the director, or a designated beneficiary if termination of services is due to death.

  BOARD OF DIRECTORS--During fiscal 1996 there were six meetings of the Board of Directors.

  AUDIT COMMITTEE--The Company's Audit Committee consists of six non-employee directors: Donald E. Petersen (Chair), Richard A. Hackborn, Walter B. Hewlett, George A. Keyworth II, David M. Lawrence and Paul F. Miller, Jr. The Audit Committee met three times in fiscal 1996. The Audit Committee meets independently with the internal auditing staff, with representatives of the Company's independent accountants and with representatives of senior management. The committee reviews the general scope of the Company's accounting, reporting, annual audit and internal audit program, matters relating to internal control systems and the fee charged by the independent accountants. In addition, the Audit Committee is responsible for reviewing and monitoring the performance of non-audit services by the Company's independent accountants and for recommending the engagement or discharge of the Company's independent accountants. The committee is also responsible for monitoring the Company's compliance with the principles of the Defense Industry Initiative.

  COMPENSATION COMMITTEE--The Company's Compensation Committee consists of five non-employee directors: Susan P. Orr (Chair), Thomas E. Everhart, John B. Fery, Sam Ginn and Donald E. Petersen. The committee met five times in fiscal 1996. The committee is responsible for approving and reporting to the Board on the annual compensation for all officers, including salary, stock options, stock appreciation rights and restricted stock, including performance-based restricted stock, and other nonqualified benefits. The committee is also responsible for granting stock awards, stock options, stock appreciation rights and other awards to be made under the Company's existing incentive compensation plans and for reviewing the Company's nonqualified benefit programs.

  EXECUTIVE COMMITTEE--The Company also has an Executive Committee, which consisted of two directors in fiscal 1996: Lewis E. Platt (Chair) and Robert
P. Wayman. Pursuant to the Company's Amended By-Laws, the Executive Committee has all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, except those powers that, by law, cannot be delegated by the Board of Directors. The Executive Committee met three times during fiscal 1996.

  FINANCE AND INVESTMENT COMMITTEE--The Company's Finance and Investment Committee was composed of five directors in fiscal 1996: Paul F. Miller, Jr. (Chair), Thomas E. Everhart, Jean-Paul G. Gimon, David W. Packard and Robert
P. Wayman. The Finance and Investment Committee, which met five times in fiscal 1996, is responsible for the supervision of the investment of all assets held by the Company's Retirement Plan, Deferred Profit-Sharing Plan and other employee benefit funds, for reviewing the investment results of pension plans of the Company's international subsidiaries and for establishing and reviewing policies regarding the investment of general corporate assets, the issuance of debt and the use of derivative instruments to manage currency and interest rate exposure.

  ORGANIZATION REVIEW AND NOMINATING COMMITTEE--In fiscal 1996, the Company's Organization Review and Nominating Committee consisted of seven directors:
John B. Fery (Chair), Richard A. Hackborn, Walter B. Hewlett, George A. Keyworth II, David W. Packard, Donald E. Petersen and Lewis E. Platt. The committee met four times in fiscal 1996. The committee is responsible for proposing a slate of directors for election by the shareholders at each annual meeting and for proposing candidates to fill any vacancies on the Board. The committee will consider candidates for Board membership proposed by shareholders who have complied with the procedures described beginning on this page. Any shareholder wishing to recommend or nominate a candidate for director must follow such procedures. The committee is also responsible for reviewing management succession plans as well as addressing board organizational and governance issues.

  In fiscal 1996, all directors attended at least 75% of the meetings of the Board and all committees of the Board of which they were members.

                             ELECTION OF DIRECTORS

  The directors of the Company are elected annually to serve until the next annual meeting of the shareholders and until their respective successors are elected. All of the nominees have served as directors since the last annual meeting. Proxies may be voted for 13 directors.

  If a shareholder entitled to vote for the election of directors at a meeting wishes to propose a candidate for consideration by the Organization Review and Nominating Committee as a possible nominee for management's proposed slate of directors, or such shareholder wishes to make a director nomination at a shareholder meeting, then such shareholder must give written notice of his or her intent to make such nomination, either by personal delivery or by United States mail, postage prepaid, to D. Craig Nordlund, Secretary, Hewlett-Packard Company, 3000 Hanover Street, Palo Alto, California 94304, not later than: (i) with respect to the election to be held at an annual meeting of shareholders, 90 days in advance of such meeting, and (ii) with respect to any election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each such notice must set forth:
(a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated, (b) a representation that such shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder, (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (the "Commission") if such nominee had been nominated, or intended to be nominated by the Board of Directors, and
(e) the consent of each nominee to serve as a director of the Company if elected. The chairman of a shareholder meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

  Biographical summaries and ages as of December 27, 1996 of individuals nominated by the Board of Directors for election as directors appear on pages 5 through 8 of this Proxy Statement. Data with respect to the number of shares of the Company's Common Stock beneficially owned by all current directors, directly or indirectly, as of that date, appears on pages 9 through 12 of this Proxy Statement.

THOMAS E. EVERHART; AGE 64; PRESIDENT, CALIFORNIA INSTITUTE OF TECHNOLOGY

  Dr. Everhart was elected a director of the Company in 1991. He has been President of the California Institute of Technology since 1987. Dr. Everhart is a director of General Motors Corporation, Saint-Gobain Corporation and Reveo, Inc. He also is a director of KCET, a public television station in Los Angeles, and the Corporation for National Research Initiatives.

JOHN B. FERY; AGE 66; RETIRED CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, BOISE CASCADE CORPORATION

  Mr. Fery was elected a director of the Company in 1982. He became Chairman of the Board and Chief Executive Officer of Boise Cascade Corporation in 1978. He retired as Chief Executive Officer of Boise Cascade Corporation in 1994 and as Chairman of the Board in 1995. Mr. Fery has been Chairman of the Board of F & C Corporation, a private investment firm, since 1995. He currently serves as a director of Albertson's Inc., U.S. Bancorp and The Boeing Company.

JEAN-PAUL G. GIMON; AGE 60; HONORARY GENERAL REPRESENTATIVE IN NORTH AMERICA, CREDIT LYONNAIS S.A.

  Dr. Gimon was elected a director of the Company in 1993. He served as the General Representative in North America with Credit Lyonnais S.A., a major global banking institution based in France, from 1984 until his retirement in 1996. Dr. Gimon is the son-in-law of Company co-founder William R. Hewlett and is a brother-in-law of director Walter B. Hewlett. Dr. Gimon also serves on the Board of Directors of Belle Haven Land Company, R.V.I. America Corporation and BCCORP LLC.

SAM GINN; AGE 59; CHAIRMAN AND CHIEF EXECUTIVE OFFICER, AIRTOUCH
COMMUNICATIONS

  Mr. Ginn was elected a director of the Company in February 1996. He has been Chairman and Chief Executive Officer of AirTouch Communications (formerly known as PacTel Corporation) since December 1993. He was Chairman and Chief Executive Officer of the Pacific Telesis Group from 1988 until December 1993. Mr. Ginn currently serves as a director of Transamerica Corporation, Chevron Corporation and Safeway Inc.

RICHARD A. HACKBORN; AGE 59; RETIRED EXECUTIVE VICE PRESIDENT, HEWLETT-PACKARD COMPANY

  Mr. Hackborn has been a director of the Company since 1992. He retired as a Company officer in November 1993 after a 33-year career with the Company. He was Executive Vice President, Computer Products Organization from 1990 until his retirement. Mr. Hackborn currently serves as a director of Microsoft Corporation and The William and Flora Hewlett Foundation.

WALTER B. HEWLETT; AGE 52; INDEPENDENT RESEARCHER AND DIRECTOR, CENTER FOR COMPUTER ASSISTED RESEARCH IN THE HUMANITIES

  Mr. Hewlett has been a director of the Company since 1987. He is an independent software developer involved with computer applications in the humanities. In 1994, Mr. Hewlett participated in the formation of Vermont Telephone Company of Springfield, Vermont. He currently serves as Chairman of that company. In 1990, Mr. Hewlett founded Merit Software Corporation, of which he is President and a director. Merit Software develops software for research in the humanities. In 1984, Mr. Hewlett founded the Center for Computer Assisted Research in the Humanities, for which he serves as Director. Mr. Hewlett has been a trustee of The William and Flora Hewlett Foundation since its founding in 1966 and currently serves as its Chairman. Mr. Hewlett is the son of Company co-founder William R. Hewlett and is a brother-in-law of director Jean-Paul G. Gimon.

GEORGE A. KEYWORTH II; AGE 57; CHAIRMAN AND SENIOR FELLOW, THE PROGRESS & FREEDOM FOUNDATION

  Dr. Keyworth became a director of the Company in 1986. Prior to assuming his current position with The Progress & Freedom Foundation, a public policy research institute, in 1995, he had been a Distinguished Fellow of the Hudson Institute since 1988. He was Science Advisor to the President and Director of the White House Office of Science and Technology Policy from 1981 through 1985, and prior to that time was the Director of the Experimental Physics Division at the Los Alamos Scientific Laboratory. He also served as a member of the President's Commission on Industrial Competitiveness from 1984 to 1985 and the National Commission on Superconductivity from 1989 to 1990.
Dr. Keyworth is also a director of Flat Connections, Inc. and General Atomics. He holds various honorary degrees and is an honorary professor at Fudan University in Shanghai, People's Republic of China.

DAVID M. LAWRENCE, M.D.; AGE 56; CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, KAISER FOUNDATION HEALTH PLAN, INC. AND KAISER FOUNDATION HOSPITALS

  Dr. Lawrence became a director of the Company in 1995. He has been Chairman of the Board since 1992 and Chief Executive Officer since 1991 of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals. He held a number of management positions with those organizations prior to assuming his current positions, including Vice Chairman of the Board and Chief Operating Officer. Dr. Lawrence also is a director of Pacific Gas and Electric Company.

PAUL F. MILLER, JR.; AGE 69; RETIRED PARTNER, MILLER, ANDERSON & SHERRERD, LLP

  Mr. Miller was elected a director in 1984. In 1995, he retired as a limited partner of the investment management firm of Miller, Anderson & Sherrerd, LLP. He was a general partner of Miller, Anderson & Sherrerd, LLP from 1969 to 1991 and a limited partner of that firm from 1991 to 1995. Mr. Miller is a director of The Mead Corporation, Rohm and Haas Company, SPS Technologies and LTCB-MAS, a joint venture of Miller, Anderson & Sherrerd and Long-Term Credit Bank of Japan. He also serves as a trustee of the University of Pennsylvania, a member of the Board of Overseers of the Wharton School, a trustee of the Colonial Williamsburg Foundation and director of the World Wildlife Fund.

SUSAN PACKARD ORR; AGE 50; PRESIDENT, TECHNOLOGY RESOURCE ASSISTANCE CENTER

  Ms. Orr became a director of the Company in 1993. Since 1986 she has been President and owner of the Technology Resource Assistance Center, which provides computer consulting and software development services to non-profit organizations. She was formerly an economist at the National Institutes of Health and a senior programmer and project leader in Health Computer Services at the University of Minnesota. Ms. Orr also serves as President and a director of The David and Lucile Packard Foundation, and as Vice President and director of The Packard Humanities Institute. She is a sister of director David W. Packard.

DAVID WOODLEY PACKARD; AGE 56; PRESIDENT, THE PACKARD HUMANITIES INSTITUTE AND THE STANFORD THEATRE FOUNDATION

  Dr. Packard became a director of the Company in 1987. He also founded The Packard Humanities Institute in that year for the development of technology to support basic research in the humanities. In 1984, Dr. Packard founded the Ibycus Corporation, which sold computer systems specially designed for work with ancient languages. Prior to founding Ibycus, he was a professor of ancient Greek. He also serves on the boards of other non-profit organizations, including The David and Lucile Packard Foundation. Dr. Packard is the brother of director Susan P. Orr.

LEWIS E. PLATT; AGE 55; CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER, AND CHAIRMAN OF THE EXECUTIVE COMMITTEE, HEWLETT-PACKARD COMPANY

  Mr. Platt has served as a director of the Company, President and Chief Executive Officer since November 1992 and has served as Chairman since September 1993. He was an Executive Vice President from 1987 to 1992. Mr. Platt held a number of management positions in the Company prior to becoming its President, including managing the Computer Systems Organization from 1990 to 1992. He is a director of Pacific Telesis. He also serves on the Wharton School Board of Overseers.

ROBERT P. WAYMAN; AGE 51; EXECUTIVE VICE PRESIDENT, FINANCE AND ADMINISTRATION AND CHIEF FINANCIAL OFFICER, HEWLETT-PACKARD COMPANY

  Mr. Wayman has served as a director of the Company since December 1993. He has been an Executive Vice President responsible for finance and administration since 1992. He has held a number of financial management positions in the Company and was elected a Vice President and Chief Financial Officer in 1984. He is a director of CNF Transportation, Inc. and Sybase Inc. He also serves as a member of the Kellogg Advisory Board, Northwestern University School of Business, and is Chairman of the Private Sector Council.

                 COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  The Company is not aware of any person who, on December 27, 1996, was the beneficial owner of 5% or more of the Company's outstanding Common Stock, except for The David and Lucile Packard Trust dated 4/20/87, as amended, William R. Hewlett, Susan P. Orr, David W. Packard, Nancy P. Burnett and Julie Packard. The following table sets forth information concerning such ownership as of December 27, 1996. It begins with ownership of the families of the Company's founders and their related entities: (a) the family of the late Mr. David Packard and its trust and charitable institutions, and (b) Mr. William
R. Hewlett, certain members of his family and the family foundation. The table also shows information concerning beneficial ownership by all other directors, by each of the executive officers named in the Summary Compensation Table (the "Named Officers") beginning on page 13 (the "Summary Compensation Table") and by all directors and executive officers as a group.

  The number of shares beneficially owned by each entity, director or executive officer is determined under rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire as of February 25, 1997 (60 days after the record date of December 27, 1996) through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

                                           AMOUNT AND NATURE OF      PERCENT OF
                                      BENEFICIAL OWNERSHIP/(1)//(2)/   CLASS
                                      ------------------------------ ----------
FAMILY OF THE LATE DAVID PACKARD AND
 ITS TRUST AND FOUNDATIONS:

THE DAVID AND LUCILE PACKARD TRUST
 DATED 4/20/87, AS AMENDED (THE
 "PACKARD TRUST"), of which the four
 children of Mr. David Packard are
 co-trustees, the first two of whom
 are also directors of the Company:
 Dr. David W. Packard, Ms. Susan P.
 Orr, Ms. Nancy P. Burnett and Ms.
 Julie Packard (the "Packard
 Children")
  P. O. Box 1330
  Los Altos, CA 94023...............      90,653,228                    8.9%

THE DAVID AND LUCILE PACKARD
 FOUNDATION (THE "PACKARD
 FOUNDATION"), of which the Packard
 Children are directors.............      49,340,800                    4.9%

MONTEREY BAY AQUARIUM FOUNDATION
 (THE "AQUARIUM FOUNDATION"), of
 which the Packard Children are
 directors..........................      178,479                         *

As co-trustees of the Packard Trust
 and as directors of the Packard
 Foundation and the Aquarium
 Foundation, the Packard Children
 share voting and investment power
 with each other over the Packard
 Trust shares and with other
 directors over the Packard
 Foundation shares and the Aquarium
 Foundation shares. Accordingly, the
 Packard Children are considered
 beneficial owners of these shares.
 The Packard Children disclaim any
 beneficial interest in all shares
 held by the Packard Trust, the
 Packard Foundation and the Aquarium
 Foundation because they have no
 economic interest in any of these
 shares.

SUSAN P. ORR, Co-Trustee of the
 Packard Trust, Director of the
 Packard Foundation and the Aquarium
 Foundation and Company director....      2,496,306 Direct                *
                                          586,900 Indirect/(3)/
DAVID WOODLEY PACKARD, Co-Trustee of
 the Packard Trust,
 Director of the Packard Foundation
 and the Aquarium Foundation and
 Company director...................      1,886,648 Direct                *
                                          664,180 Indirect/(4)/
NANCY P. BURNETT, Co-Trustee of the
 Packard Trust and Director of the
 Packard Foundation and the Aquarium
 Foundation.........................      2,408,405 Direct                *
                                          913,388 Indirect/(5)/

                                           AMOUNT AND NATURE OF      PERCENT OF
                                      BENEFICIAL OWNERSHIP/(1)(2)/     CLASS
                                      ------------------------------ ----------
JULIE PACKARD, Co-Trustee of the
 Packard Trust and Director of the
 Packard Foundation and the Aquarium
 Foundation..........................       2,744,927 Direct              *
                                            560,488 Indirect/(6)/
WILLIAM R. HEWLETT, CERTAIN HEWLETT
FAMILY MEMBERS AND THEIR RELATED
CHARITABLE INSTITUTION:

WILLIAM R. HEWLETT, Co-Founder,
 Director Emeritus
 1501 Page Mill Rd.
 Palo Alto, CA 94304.................       63,882,178 Direct           6.4%
                                            1,140,320 Indirect/(7)/
THE WILLIAM AND FLORA HEWLETT
 FOUNDATION (THE "HEWLETT FOUNDATION"),
 of which Mr. William R. Hewlett,
 Mr. Walter B. Hewlett, son of
 Mr. Hewlett and a Company director,
 and Ms. Eleanor H. Gimon, daughter of
 Mr. William R. Hewlett and the wife
 of Dr. Jean-Paul G. Gimon, a Company
 director, are directors. ...........       5,256,000                     *

As directors of the Hewlett
 Foundation, Mr. William R. Hewlett,
 Mr. Walter B. Hewlett and Ms.
 Eleanor H. Gimon share voting and
 investment power over these shares
 with the other Hewlett Foundation
 directors and, accordingly, are
 considered beneficial owners of
 these shares, but they disclaim any
 beneficial interest in all shares
 held by the Hewlett Foundation
 because they have no economic
 interest in any of these shares.

WALTER B. HEWLETT, Director of the
 Hewlett Foundation and Company
 director............................       463,560 Direct
                                            14,860 Indirect/(8)/          *
JEAN-PAUL G. GIMON, son-in-law of
 William R. Hewlett and Company
 director............................       200 Direct                    *
                                            1,129,632 Indirect/(9)/

                                                AMOUNT AND NATURE OF
ALL OTHER DIRECTORS AND NAMED OFFICERS:            BENEFICIAL                 PERCENT OF
                                                 OWNERSHIP/(1)(2)/              CLASS
                                                --------------------          ----------
Edward W. Barnholt......                        149,972 Direct                     *
                                                172,288 Vested Options
                                                3,640 Indirect/(10)/
Richard E. Belluzzo.....                        179,249 Direct                     *
                                                95,000 Vested Options
Joel S. Birnbaum........                        112,822 Direct                     *
                                                134,956 Vested Options
Thomas E. Everhart......                        2,400 Direct                       *
                                                3,820 Vested Options
                                                27,900 Indirect/(11)/
John B. Fery............                        4,000 Direct                       *
                                                10,964 Vested Options
Sam Ginn................                        1,000                              *
Richard A. Hackborn.....                        15,484                             *
George A. Keyworth II...                        4,040 Direct                       *
                                                4,000 Indirect/(12)/
David M. Lawrence.......                        223                                *
Paul F. Miller, Jr......                        64,000 Direct                      *
                                                14,800 Vested Options
Donald E. Petersen......                        18,020                             *
Lewis E. Platt..........                        396,420 Direct                     *
                                                509,928 Vested Options
Robert P. Wayman........                        142,359 Direct                     *
                                                335,248 Vested Options
All Directors and
 Executive Officers
 as a Group (22
 persons)...............                        155,582,648/(13)(14)/             15.3%

---------
 *   Represents holdings of less than one percent.

 (1) Except for Ms. Susan P. Orr and Dr. David W. Packard, no current director beneficially owns more than 1% of the Company's outstanding shares.
 (2) "Vested Options" are options which may be exercised as of February 25, 1997.
 (3) Includes 1,176 shares held by Ms. Orr's son, 14,216 shares held by Ms. Orr as custodian for her daughter, 22,000 shares held by her husband, 32,324 shares held in a family trust and 517,184 shares held in trusts for her children, of which trusts she is trustee. Ms. Orr disclaims any beneficial interest in all of these shares.

 (4) Includes 95,976 shares held by Dr. Packard's wife, 18,696 shares held by Dr. Packard as custodian for his child, 517,184 shares held in trust for his children and 32,324 shares held in trust for his family, of which trusts he is trustee. Dr. Packard disclaims any beneficial interest in all of these shares.
 (5) Includes 39,424 shares held by Ms. Burnett's spouse, 28,128 shares held by her son, 37,736 shares held by Ms. Burnett as custodian for her children, 32,324 shares held in a trust for her family, and 775,776 shares held in trusts for her children, of which trusts she is trustee. Ms. Burnett disclaims any beneficial interest in all of these shares.
 (6) Includes 10,980 shares held by Ms. Packard as custodian for her niece and nephews, 32,324 shares held in a trust for her family, and 517,184 shares held in trusts for her children, of which trusts she is trustee. Ms. Packard disclaims any beneficial interest in all of these shares.
 (7) Includes 1,140,320 shares held in a trust for Mr. William R. Hewlett's grandchildren, of which trust Mr. Hewlett is a co-trustee. Mr. Hewlett disclaims any beneficial interest in all shares owned by the trust.
 (8) Includes 13,280 shares held by Mr. Walter B. Hewlett as custodian for his children, 300 shares held by his son and 1,280 shares held by his wife, Esther B. Hewlett. Mr. Hewlett disclaims any beneficial interest in all of these shares.
 (9) Includes 1,129,632 shares held by Dr. Gimon's wife.
(10) Includes 3,640 shares held by Mr. Barnholt as custodian for his children.
(11) Includes 27,900 shares held in the endowment of the California Institute of Technology, over which shares Dr. Everhart shares voting and investment power with other members of the University's Investment Committee.
(12) Includes 4,000 shares held by Dr. Keyworth's wife.
(13) Includes an aggregate of 1,526,014 shares which the directors and executive officers have the right to acquire as of February 25, 1997 through the exercise of options.
(14) Includes an aggregate of 146,537,703 shares held by directors and executive officers in fiduciary capacities.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during the fiscal year ended October 31, 1996, its officers, directors and holders of more than 10% of the Company's Common Stock complied with all
Section 16(a) filing requirements, with the following exception: Edward W. Barnholt, an executive officer of the Company, reported late in June 1996 on an amended Form 4, a sale on May 29, 1996 by his daughter of 400 shares. In making these statements, the Company has relied upon the written representations of its directors and officers.

                       COMPENSATION OF EXECUTIVE OFFICERS

  The following table discloses compensation received by the Company's Chief Executive Officer and the four remaining most highly paid executive officers for the three fiscal years ended October 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                   LONG TERM COMPENSATION
                                                -----------------------------
                                   ANNUAL
                                COMPENSATION               AWARDS
                             ------------------ -----------------------------
          (A)           (B)     (C)      (D)          (E)            (F)               (G)
                                                                  SECURITIES
                                                                  UNDERLYING
  NAME AND PRINCIPAL          SALARY    BONUS   RESTRICTED STOCK   OPTIONS/         ALL OTHER
       POSITION         YEAR    ($)    ($)/(1)/ AWARD(S)($)/(2)/ SARS(#)/(3)/ COMPENSATION ($)/(4)/
  ------------------    ---- --------- -------- ---------------- ------------ ---------------------
Lewis E. Platt......... 1996 1,637,500 184,121     3,178,520       140,000            10,111
 Chairman, President    1995 1,375,000 155,755     2,071,046       160,000            17,604
  and Chief Executive   1994 1,087,500  91,888     1,670,404       140,000            17,246
  Officer, Chairman of
  the Executive
  Committee

Robert P. Wayman....... 1996   843,750  95,097       924,868        40,000            10,583
 Executive Vice Presi-  1995   725,000  82,105       635,288        70,000            18,083
  dent, Chief Financial 1994   632,292  53,127       836,356        60,000            16,046
  Officer and Director

Richard E. Belluzzo.... 1996   677,500  72,960     1,137,582        40,000           104,235
 Executive Vice Presi-  1995   517,500  58,612       524,041        50,000             6,083
  dent                  1994   431,250  36,439       424,132        40,000             4,703

Edward W. Barnholt..... 1996   595,000  66,362       735,156        30,000             6,083
 Executive Vice Presi-  1995   503,750  57,047       523,199        50,000             6,083
  dent                  1994   442,500  37,390       422,452        50,000             8,846

Joel S. Birnbaum....... 1996   558,750  64,024       379,389        20,000             5,991
 Senior Vice President  1995   500,000  56,614       424,881        30,000             5,070
                        1994   461,250  36,975       424,287        32,000             8,846

  (See footnotes on following pages)

                    FOOTNOTES TO SUMMARY COMPENSATION TABLE

(1) The amounts shown in this column reflect payments under the Company's cash profit-sharing plan in which all employees of the Company participate.

(2) The amounts disclosed in this column represent the dollar values of (i) the Company's Common Stock which HP contributed in fiscal 1996, 1995 and 1994 under its Employee Stock Purchase Plan (the "Stock Purchase Plan") as a match for every two shares purchased by the named executive officers, and (ii) for fiscal 1996, 1995 and 1994, performance-based restricted shares of Common Stock which the Company granted to the named executive officers in November 1995, November 1994 and May 1994, respectively.

    The Stock Purchase Plan is a broad-based plan which is available to all regular full-time or part-time employees after one year of Company service. The matching shares vest two years after the date of the Company's contributions, which occur on a rolling fiscal quarter basis, and are subject to forfeiture during the two-year period in the event of termination or certain other events. The named executive officers receive non-preferential dividends on these restricted shares.

    In fiscal 1996, 1995 and 1994, the Company granted performance-based restricted stock to the named executive officers in the following amounts and values based upon the grant date closing prices of $44.25, $25.00 and $20.22 per share, respectively (share numbers and per share prices have been adjusted to reflect the two-for-one stock splits which occurred in June 1996 and March 1995): Mr. Platt, 70,000 shares ($3,097,500), 80,000 shares
    ($2,000,000) and 80,000 shares ($1,617,600); Mr. Wayman, 20,000 shares
    ($885,000), 24,000 shares ($600,000) and 40,000 shares ($808,800); Mr.
    Belluzzo, 25,000 shares ($1,106,250), 20,000 shares ($500,000) and 20,000 shares ($404,400); Mr. Barnholt, 16,000 shares ($708,000), 20,000 shares
    ($500,000) and 20,000 shares ($404,400) and Dr. Birnbaum, 8,000 shares
    ($354,000), 16,000 shares ($400,000) and 20,000 shares ($404,400). The restricted stock will vest only to the extent that the Company achieves certain performance goals over a three-year period ending October 31, 1998 and 1997, for restricted stock granted in fiscal 1996 and 1995, respectively. Restricted stock granted in fiscal 1994 vested based on achievement of performance goals for the three-year period ended October 31, 1996. The named officers receive non-preferential dividends on these shares.

    At October 31, 1996, the named executive officers held restricted stock in the following aggregate numbers and values, based on the October 31, 1996 closing price of $44.125 per share: Mr. Platt, 233,749 shares, $10,314,175; Mr. Wayman, 85,854 shares, $3,788,308; Mr. Belluzzo, 166,348 shares, $7,340,106; Mr. Barnholt, 57,235 shares, $2,525,494; and Dr. Birnbaum,
    45,231 shares, $1,995,818.

(3) Option numbers for fiscal 1996 have been restated to reflect the two-for-one stock split which occurred in June 1996. Option numbers for fiscal 1995 and 1994 have been restated to reflect the two-for-one stock splits which occurred in June 1996 and March 1995.

(4) The amounts disclosed in this column include:

    (a) Company contributions under HP's Tax Saving Capital Accumulation Plan, a defined contribution plan, in fiscal 1996, of $5,528 for Mr. Platt, $6,000 for each of Mr. Wayman, Mr. Belluzzo and Mr. Barnholt and $5,908 for Dr. Birnbaum; in fiscal 1995, of $5,521 for Mr. Platt and $6,000 for each of Mr. Wayman, Mr. Belluzzo and Mr. Barnholt and $4,987 for Dr. Birnbaum; and in fiscal 1994, of $8,763 for each of Mr. Platt, Mr. Wayman, Mr. Barnholt and Dr. Birnbaum and $4,620 for Mr. Belluzzo.

    (b) Payment of $83 by the Company in each of fiscal 1996, 1995 and 1994, for term life insurance on behalf of each of the named executive officers.

    (c) Aggregate fees for attendance at Board of Directors meetings in fiscal 1996 of $4,500 for each of Mr. Platt and Mr. Wayman, in fiscal 1995 of $12,000 for each of Mr. Platt and Mr. Wayman and in fiscal 1994 of $8,400 for Mr. Platt and $7,200 for Mr. Wayman.

    (d) Payments of a relocation allowance and benefits under the Company's mortgage assistance program in an aggregate of $98,152 to Mr. Belluzzo in fiscal 1996.


                  OPTION/SAR GRANTS IN LAST FISCAL YEAR/(1)/

  The following table provides information on option grants in fiscal 1996 to the named executive officers.

                                                                         GRANT DATE
                               INDIVIDUAL GRANTS                           VALUE
             ----------------------------------------------------- ----------------------
             NUMBER OF
             SECURITIES    % OF TOTAL
             UNDERLYING     OPTIONS
              OPTIONS      GRANTED TO       EXERCISE
              GRANTED     EMPLOYEES IN       PRICE      EXPIRATION       GRANT DATE
  NAME        (#)/(2)/  FISCAL YEAR/(3)/ ($/SHARE)/(4)/    DATE    PRESENT VALUE ($)/(5)/
  ----       ---------- ---------------- -------------- ---------- ----------------------
Lewis E.
 Platt...     140,000         1.8%           $44.97     Nov. 2005        $2,093,000
Robert P.
 Wayman..      40,000         0.5%           $44.97     Nov. 2005        $  598,000
Richard
 E.
 Belluzzo
 ........      40,000         0.5%           $44.97     Nov. 2005        $  598,000
Edward W.
 Barnholt.     30,000         0.4%           $44.97     Nov. 2005        $  448,500
Joel S.
 Birnbaum.     20,000         0.3%           $44.97     Nov. 2005        $  299,000

                        FOOTNOTES TO OPTION GRANT TABLE

(1) No stock appreciation rights were granted to executive officers in fiscal 1996.
(2) The options granted in 1996 are exercisable 25% after the first year from the grant date, 50% after the second year, 75% after the third year, and 100% after the fourth year. Under the terms of the option plan, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding options. Option numbers have been restated to reflect the two-for-one stock split which occurred in June 1996.
(3) The Company granted options representing 7,876,242 shares to employees in fiscal 1996.
(4) The Company may, but need not, permit the payment of applicable withholding taxes due upon exercise of an option by the withholding of shares otherwise issuable upon exercise of the option. Option exercise prices have been adjusted to reflect the two-for-one stock split which occurred in June 1996.
(5) The Company used a modified Black-Scholes model of option valuation to determine grant date present value. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. Calculations for the named executive officers are based on a six-year term which reflects the Company's experience that its options, on average, are exercised within six years of grant. Other assumptions used for the valuations are: Interest rate of 6.29%; annual dividend yield of 1.0%; and volatility of 30%. The resulting values are reduced by 12% to reflect the Company's experience with forfeitures.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                      FISCAL YEAR-END OPTION VALUES/(1)/

  The following table provides information on option exercises in fiscal 1996 by the named executive officers and the values of such officers' unexercised options at October 31, 1996.

                                                   NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED    VALUE OF UNEXERCISED
                                                     OPTIONS AT FISCAL      IN-THE-MONEY OPTIONS AT
                           SHARES                       YEAR-END(#)         FISCAL YEAR-END($)/(2)/
                         ACQUIRED ON    VALUE    ------------------------- -------------------------
      NAME               EXERCISE(#) REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
      ----               ----------- ----------- ----------- ------------- ----------- -------------
Lewis E. Platt..........   42,000    $1,716,060    326,000      643,928    $9,851,940   $14,468,250
Robert P. Wayman........   50,000    $1,819,720    197,500      297,748    $6,226,550   $ 7,619,658
Richard E. Belluzzo.....        0    $        0     32,500      167,500    $  742,250   $ 3,567,850
Edward W. Barnholt......   16,000    $  648,560    100,300      157,988    $3,039,484   $ 3,533,950
Joel S. Birnbaum........   32,000    $1,188,060    101,500       95,456    $3,200,190   $ 2,031,688

--------
(1) No stock appreciation rights are held by any of the named executive officers.
(2) The value of unexercised options is based upon the difference between the exercise price and the average of the high and low market prices on October 31, 1996 of $43.88. The numbers shown reflect the value of options accumulated over a ten-year period.

                                 PENSION PLANS

  The table that follows shows the estimated annual benefits payable upon retirement to Company employees in the United States under the Company's Deferred Profit-Sharing Plan (the "Deferred Plan") and the Company's Retirement Plan (the "Retirement Plan"), as well as the Company's Excess Benefit Retirement Plan (the "Excess Benefit Plan").

                ESTIMATED ANNUAL RETIREMENT BENEFITS/(1)(2)/

  HIGHEST
 FIVE-YEAR              15                     20                     25                     30
  AVERAGE            YEARS OF               YEARS OF               YEARS OF               YEARS OF
COMPENSATION         SERVICE                SERVICE                SERVICE                SERVICE
------------         --------               --------               --------               --------
$ 400,000            $ 87,522               $116,697               $145,871               $175,045
  500,000             110,022                146,697                183,371                220,045
  600,000             132,522                176,697                220,871                265,045
  700,000             155,022                206,697                258,371                310,045
  800,000             177,522                236,697                295,871                355,045
  900,000             200,022                266,697                333,371                400,045
1,000,000             222,522                296,697                370,871                445,045
1,100,000             245,022                326,697                408,371                490,045
1,200,000             267,522                356,697                445,871                535,045
1,300,000             290,022                386,697                483,371                580,045
1,400,000             312,522                416,697                520,871                625,045
1,500,000             335,022                446,697                558,371                670,045
1,600,000             357,522                476,697                595,871                715,045
1,700,000             380,022                506,697                633,371                760,045
1,800,000             402,522                536,697                670,871                805,045
1,900,000             425,022                566,697                708,371                850,045
2,000,000             447,522                596,697                745,871                895,045

---------
(1) Amounts exceeding $125,000 would be paid pursuant to the Excess Benefit
    Plan.
(2) Effective November 1, 1994, no more than $150,000, and effective November 1, 1997, no more than $160,000 (as adjusted from time to time by the Internal Revenue Service) of cash compensation may be taken into account in calculating benefits payable under the Retirement Plan.

  The compensation covered by the plans whose benefits are summarized in the table above equals base pay. The covered compensation for each of the executive officers named in the Summary Compensation Table is the highest five-year average of the amounts shown in the "Salary" column of that table. For each of these named executive officers, the current compensation covered by the plans is at least 10% less than the aggregate compensation set forth in the Summary Compensation Table.

  Officers named in the Summary Compensation Table have been credited with the following years of service: Mr. Platt, 30 years; Mr. Wayman, 27 years; Mr. Belluzzo, 21 years; Mr. Barnholt, 30 years and Dr. Birnbaum, 16 years.

  Retirement benefits shown are payable at age 65 in the form of a single life annuity to the employee and reflect the maximum offset allowance currently in effect under Section 401 (1) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), to compute the offset for such benefits under the plans. For purposes of calculating the benefit, an employee may not be credited with more than 30 years of service.

                      OFFICERS EARLY RETIREMENT PLAN/(1)/

  The following table shows the fully vested estimated annual benefits payable upon retirement to HP officers in the United States under the Company's Officers Early Retirement Plan (the "Officers Plan"). Effective for officers elected on or after November 1, 1993, an officer must work five years after becoming an officer to be fully vested under the Officers Plan unless the Board approves a shorter period.

                    15             20             25             30             35
   FINAL         YEARS OF       YEARS OF       YEARS OF       YEARS OF       YEARS OF
COMPENSATION     SERVICE        SERVICE        SERVICE        SERVICE         SERVICE
------------     --------       --------       --------       --------       ---------
$  400,000       $120,000       $140,000       $160,000       $180,000       $ 200,000
   500,000        150,000        175,000        200,000        225,000         250,000
   600,000        180,000        210,000        240,000        270,000         300,000
   700,000        210,000        245,000        280,000        315,000         350,000
   800,000        240,000        280,000        320,000        360,000         400,000
   900,000        270,000        315,000        360,000        405,000         450,000
 1,000,000        300,000        350,000        400,000        450,000         500,000
 1,100,000        330,000        385,000        440,000        495,000         550,000
 1,200,000        360,000        420,000        480,000        540,000         600,000
 1,300,000        390,000        455,000        520,000        585,000         650,000
 1,400,000        420,000        490,000        560,000        630,000         700,000
 1,500,000        450,000        525,000        600,000        675,000         750,000
 1,600,000        480,000        560,000        640,000        720,000         800,000
 1,700,000        510,000        595,000        680,000        765,000         850,000
 1,800,000        540,000        630,000        720,000        810,000         900,000
 1,900,000        570,000        665,000        760,000        855,000         950,000
 2,000,000        600,000        700,000        800,000        900,000       1,000,000

---------
(1) Benefits start no earlier than age 60, unless earlier benefits are approved by the Board, and end upon reaching age 65. Annual benefits shown in the table assume retirement at age 60. Benefits which start before age 60 are reduced.

  Under the Officers Plan, officers may retire at age 60, or earlier if approved by the Company's Board of Directors. A retiring officer receives under the Officers Plan a percentage of his annual salary at retirement until age 65, at which time any benefits under the Officers Plan terminate and standard retirement benefits begin. The benefits are not subject to deduction for any offset amounts other than Company-funded disability benefits. The percentage of salary received by an officer retiring before age 65 is based on a formula that includes age, date of election as an officer and years of service as factors.

  The compensation covered by the Officers Plan is the retiring officer's base rate of pay (the "Rate of Pay") averaged over the last four fiscal quarters of active employment with the Company. The Rate of Pay for a retiring officer would equal the rate used to determine the amount in the "Salary" column of the Company's Summary Compensation Table.

  The estimated credited years of service for each of the named executive officers as of October 31, 1996, are as follows: Mr. Platt, 30 years; Mr. Wayman, 27 years; Mr. Belluzzo, 21 years; Mr. Barnholt, 29 years; and Dr. Birnbaum, 15 years.

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph on page 25 shall not be incorporated by reference into any such filings, nor shall they be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act or the Exchange Act.

                     REPORT OF THE COMPENSATION COMMITTEE

  The Company applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives. The Company strives to achieve those objectives through teamwork that is focused on meeting the expectations of customers and shareholders.

COMPENSATION PHILOSOPHY

  The goals of the compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers whose contributions are critical to the long-term success of the Company. The Company's compensation program for executive officers is based on the same four principles applicable worldwide to compensation decisions for all employees of the Company:

  .The Company pays competitively.

      The Company is committed to maintaining a pay program that helps attract and retain the best people in the industry. To ensure that pay is competitive, the Company regularly compares its pay practices with those of other leading companies and sets its pay parameters based on this review.

  .The Company pays for sustained performance.

      Executive officers are rewarded based upon corporate performance, business unit performance and individual performance. Corporate performance and business unit performance are evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as profitability, performance relative to competitors and timely new product introductions. Individual performance is evaluated by reviewing organizational and management development progress against set objectives and the degree to which teamwork and Company values are fostered.

  .The Company strives for fairness in the administration of pay.

      The Company strives to compensate a particular individual equitably compared to other executives at similar levels both inside the Company and at comparable companies.

  .The Company believes that employees should understand the performance evaluation and pay administration process.

  The process of assessing performance is as follows:

  1. At the beginning of the performance cycle, the evaluating manager and the employee set and agree upon objectives and key goals.

  2. The evaluating manager gives the employee ongoing feedback on performance.

  3. At the end of the performance cycle, the manager evaluates the accomplishment of objectives and key goals.

  4. The manager compares the results to the results of peers within the Company.

  5. The evaluating manager communicates the comparative results to the employee.

  6. The comparative results affect decisions on salary and, if applicable, stock options.

COMPENSATION VEHICLES

  The Company has had a long and successful history of using a simple total compensation program that consists of cash- and equity-based compensation. Having a compensation program that allows the Company to attract and retain key employees permits it to provide useful products and services to customers, enhance shareholder value, motivate technological innovation, foster teamwork, and adequately reward employees. The vehicles are:

  CASH-BASED COMPENSATION

    Salary

    The Company establishes salary ranges for employees by reviewing the aggregate of base salary and annual bonus for competitive positions in the market. The Company surveys approximately fifty companies, 50% of which are in the S&P High Technology Composite Index (the "S&P High Tech Index"). The remaining 50% are other "Fortune 100" companies which are included within the S&P 500 Index. Generally, the Company sets its competitive salary midpoint for an executive officer position at the median level compared to those companies it surveys. The Company then creates a salary range based on this midpoint. The range is designed to place an executive officer above or below the midpoint, according to that officer's overall individual performance. As described above, overall individual performance is measured against the following factors: long-term strategic goals, short-term business goals, profitability, the development of employees and the fostering of teamwork and other Company values. In both setting goals and measuring an executive officer's performance against those goals, the Company takes into account the performance of its competitors and general economic and market conditions. None of the factors included in the Company's strategic and business goals is assigned a specific weight. Instead, the Company recognizes that these factors may change in order to adapt to specific business challenges and to changing economic and marketplace conditions.

    The Company does not have a bonus plan.

    Cash Profit-Sharing

    The Company has a worldwide profit-sharing plan under which it distributes a portion of the Company's profits to all employees, including executive officers, who have been employed continuously for at least six months. The Company believes that all employees share the responsibility of achieving profits. The same profit-sharing percentage applies to each employee worldwide, with the payment determined by applying this percentage to the individual's salary level. During fiscal 1996, the profit-sharing percentage was determined by dividing twelve percent of the Company's profits before taxes and other adjustments by all HP employee eligible earnings. Beginning in fiscal 1997, the profit sharing percentage will be determined using a formula which combines a percentage of the Company's return on assets with a percentage of the Company's revenue growth in order to better align profit-sharing with the way the Company measures its own performance.

  EQUITY-BASED COMPENSATION

    Stock Incentive Program

    The purpose of this program is to provide additional incentives to employees to work to maximize shareholder value. The Company also recognizes that a stock incentive program is a necessary element of a competitive compensation package for its employees. The program utilizes vesting periods to encourage key employees to continue in the employ of the Company and thereby acts as a retention device for key employees. The Company believes that the program encourages employees to maintain a long-term perspective. The Company grants stock options annually to a broad-based group representing approximately fifteen percent of the total employee population.

    In determining the size of an option award for an executive officer, the Compensation Committee's primary considerations are the "grant value" of the award and the performance of the officer measured against the same performance criteria described above under "Cash-based Compensation" which is used to determine salary. To determine the grant value guidelines for option awards, the Company surveys the same group of companies it surveys for salary purposes. The Company compares an option's market value, as determined annually by calculating a two-year rolling average of the Company's stock price, to the cash component of compensation -- salary -- for a given executive position. Because the Company does not have a bonus plan, it compares salary for an officer of the Company to a combination of salary and bonus for an officer of a competitor. Based upon a survey of the cash and equity components of compensation for comparable positions in the market, the Company then determines what percentage of this competitive compensation it believes should be represented by the value of an option grant. In addition to considering the grant value and the officer's performance, the Compensation Committee also considers the number of outstanding unvested options which the officer holds and the size of previous option awards to that officer. The Compensation Committee does not assign specific weights to these items.

    The Company also periodically grants restricted stock to certain key employees the Company wishes to retain. The Compensation Committee may structure this restricted stock to vest upon the satisfaction of specified performance goals or upon the lapse of certain time periods. During fiscal 1996, the Company granted performance-based restricted stock to certain key executives. Any entitlement to delivery of these restricted shares after the three-year performance period ending October 31, 1998 will depend on whether the Company meets certain goals with respect to earnings per share and return on assets.

    During fiscal 1996, the Compensation Committee established stock ownership guidelines for members of the Company's top management.

    Corporate Tax Deduction on Compensation in Excess of $1 Million a Year

    Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the Company's Chief Executive Officer or any of the four other most highly compensated executive officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit. The Company does not have a policy that requires or encourages the Compensation Committee to qualify stock options or restricted stock awarded to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. However, the Compensation Committee does consider the net cost to the Company in making all compensation decisions.

CEO COMPENSATION

  Lewis E. Platt has been President and Chief Executive Officer ("CEO") of the Company since November 1, 1992 and Chairman of the Board since September 1993. The Compensation Committee used the same compensation policy described above for all employees to determine Mr. Platt's fiscal 1996 compensation.

  In setting both the cash-based and the equity-based elements of Mr. Platt's compensation, the Compensation Committee made an overall assessment of Mr. Platt's leadership in achieving the Company's long-term strategic and business goals.

  SALARY

    Mr. Platt's base salary reflects a consideration of both competitive forces and the Company's performance. The Compensation Committee does not assign specific weights to these categories.

    Competitive Forces

    The Company surveys total cash compensation for chief executive officers at the same group of companies described under "Cash-based Compensation" above. When setting CEO compensation, the Company believes that it is especially relevant to survey additional companies that are not a part of the S&P High Tech Index because of the possibility of a company outside one industry recruiting a CEO from another industry. Based upon its survey, the Company then determines a median around which it builds a competitive range of compensation for the CEO. As a result of this review, the Compensation Committee concluded that Mr. Platt's salary was in the low end of the competitive market for CEOs. In addition, the Compensation Committee is keenly aware that other companies within its industry look to HP as a prime place to recruit managerial talent.

    Performance

    Through the first quarter of fiscal 1996, Mr. Platt's annual salary was $1,450,000, the amount the Compensation Committee set in January 1995. In January 1996, the Compensation Committee reviewed Mr. Platt's salary. It considered the Company's financial results as compared to other companies within the high-technology industry, HP's financial performance for fiscal 1995 as compared to fiscal 1994, the Company's progress in the promotion of women and minorities, the fact that since the Company does not have a Chief Operating Officer ("COO"), Mr. Platt assumes additional responsibilities of a COO, and Mr. Platt's salary history, performance ranking and total compensation history. Following a review of the foregoing factors, the Compensation Committee increased Mr. Platt's salary from $1,450,000 to $1,700,000.

  STOCK OPTIONS; PERFORMANCE-BASED RESTRICTED STOCK

    The Company follows the same policy described above to determine Mr. Platt's stock incentive awards as it does for other executive officers. Stock options and performance based-restricted stock are granted to encourage and facilitate personal stock ownership by the executive officers and thus strengthen both their personal commitment to the Company and a longer term perspective in their managerial responsibilities. This component of an executive officer's compensation directly links the officers' interests with those of the Company's other shareholders.

    In November 1995, the Compensation Committee granted Mr. Platt an option to purchase 140,000 shares (adjusted to reflect the two-for-one stock split which occurred in June 1996) with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. In granting the option to Mr. Platt, the Compensation Committee reviewed the grant value guidelines described above under "Equity-based Compensation," evaluated his performance against the performance criteria described above under the "Performance" section of "Salary" and considered competitive data showing total compensation for Mr. Platt and comparable chief executive officers.

    In November 1995, the Compensation Committee also granted Mr. Platt 70,000 shares (adjusted to reflect the two-for-one stock split which occurred in June 1996) of performance-based restricted stock. Any entitlement to delivery of shares after the three-year performance period ending October 31, 1998 will depend on whether the Company meets certain goals with respect to earnings per share and return on assets. To the extent the Company exceeds these goals, Mr. Platt will receive additional shares. In determining this award, the Compensation Committee considered Mr. Platt's performance and the size of the proposed grant to Mr. Platt as compared to the size of grants to Mr. Platt's senior staff members. Working within these parameters, the Compensation Committee made an assessment that an award of 70,000 performance-based restricted shares to Mr. Platt was appropriate.

                                             COMPENSATION COMMITTEE

                                             Susan P. Orr, Chair
                                             Thomas E. Everhart
                                             John B. Fery
                                             Sam Ginn
                                             Donald E. Petersen

                               PERFORMANCE GRAPH

  Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.



              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN/*/

               AMONG HEWLETT-PACKARD COMPANY, THE S&P 500 INDEX
                      AND THE S&P TECHNOLOGY SECTOR INDEX

                    HEWLETT PACKARD                             S&P TECHNOLOGY
                        COMPANY                 S&P 500              SECTOR
--------------------------------------------------------------------------------
10/91                    $100                    $100                 $100

10/92                    $114                    $110                 $101

10/93                    $150                    $126                 $125

10/94                    $202                    $131                 $152

10/95                    $386                    $166                 $231

10/96                    $371                    $206                 $279
--------------------------------------------------------------------------------

/*/ $100 INVESTED ON 10/31/91 IN STOCK OR INDEX, INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING 10/31.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  There are no "interlocks" as defined by the Commission, with respect to any director who serves or for any part of fiscal 1996 served as a member of the Compensation Committee. The following non-employee directors currently serve on the Compensation Committee: Susan P. Orr (Chair), Thomas E. Everhart, John
B. Fery, Sam Ginn and Donald E. Petersen. In addition, Harold J. Haynes served on the Compensation Committee for part of fiscal 1996.

                         TRANSACTIONS WITH MANAGEMENT

  During fiscal 1996, there were no transactions between the Company and its directors, executive officers or known holders of greater than five percent of the Company's Common Stock in which the amount involved exceeded $60,000 and in which any of the foregoing persons had or will have a material interest.

                PROPOSAL TO ADOPT THE 1997 DIRECTOR STOCK PLAN

  On November 22, 1996, the Board of Directors adopted the Hewlett-Packard Company 1997 Director Stock Plan (the "Plan"), subject to shareholder approval. Accordingly, at the annual meeting shareholders will be asked to approve the Plan. For the reasons set forth below, the Board recommends that shareholders approve the Plan.

  The purpose of the Plan is to promote the best interests of the Company and its shareholders by providing a compensation arrangement which will help to attract and retain non-employee directors whose services are considered essential to the Company's continued progress by providing them with long-term financial incentives to increase the value of the Company.

PRINCIPAL FEATURES OF THE PLAN

  The full text of the Plan is set forth as Appendix A hereto, and readers are urged to refer to it for a complete description of the proposed Plan. The summary of the principal features of the Plan which follows is qualified entirely by such reference.

  ELIGIBLE PARTICIPANTS

  Under the proposed Plan, directors of the Company who are not employees of the Company or any subsidiary of the Company would be eligible to participate in the Plan in fiscal 1997. Should the proposed slate of directors be approved by the shareholders, eleven directors will be eligible to participate in the Plan.

  ADMINISTRATION

  The Board of Directors or a committee (the "Committee") consisting of two or more non-employee directors, each of whom is a "non-employee director" as defined in Rule 16b-3 of the Exchange Act, shall supervise and administer the Plan. Currently, the Committee's members are the same as the Compensation Committee's members. Members of the Board of Directors receive no additional compensation for their services in connection with the administration of the Plan.

  NUMBER OF SHARES SUBJECT TO THE PLAN

  A total of 1,000,000 shares of Common Stock are to be reserved for issuance pursuant to the Plan. The Company expects to register the shares with the Commission in early 1997.

  FORM OF AWARDS

  Under the Plan a non-employee director must receive at least fifty percent (50%) of the value of his annual retainer in the form of either an option grant ("Stock Option") or a Common Stock payment ("Common Stock Payment"). "Annual retainer" under the Plan means the amount which a non-employee director will be entitled to receive for serving as a director in a relevant plan year beginning March 1 and ending February 28 (or February 29, as the case may be) (a "Plan Year"), but shall not include reimbursement for expenses, fees associated with service on any committee of the Board of Directors or fees with respect to any other services to be provided to the Company.

  DATE OF PAYMENT

  The Stock Option or the Common Stock Payment will be granted or paid, as the case may be, automatically on March 1 (or if March 1 is not a business day, on the next succeeding business day) of any Plan Year to any non-employee director who elects prior to February 1 (or February 15, 1997 for the Plan Year commencing March 1, 1997) to receive all or at least fifty percent (50%) of his annual retainer for the following Plan Year in the form of a Stock Option or a Common Stock Payment. If any non-employee director fails to make an election prior to February 1 (or February 15, 1997 for the Plan Year commencing March 1, 1997), then he shall be deemed to have elected to receive a Stock Option for fifty percent of the value of the annual retainer. Any such election, or any modification or termination of such an election, shall be filed with the Company on a form prescribed by the Committee for this purpose. Any remaining balance of the annual retainer will be paid in cash. The annual retainer for the 1997 Plan Year will be $45,000.

  COMMON STOCK PAYMENT

  Number of Shares Subject to Common Stock Payment. The total number of shares of Common Stock included in each Common Stock Payment shall be determined by dividing the amount of the annual retainer that is to be paid in stock by the fair market value of a share of Common Stock on the date of payment. It shall be equal to the largest number of whole shares determined as follows:

       50% or more, if applicable, of annual retainer   Number of
       ---------------------------------------------- =
              Fair market value on March 1               Shares



  Any payment for a fractional share automatically shall be paid in cash based upon the fair market value of such fractional share. For purposes of the Plan, "fair market value" is the mean of the highest and lowest prices of the Company's Common Stock on the New York Stock Exchange Composite Tape on the date in question, or if no sales of such stock were made on that date, the mean of the highest and lowest prices of the Common Stock on the next preceding day on which sales were made.

  For example, if the fair market value of the Common Stock on March 1, 1997 is $53.00 and if a participating non-employee director has elected by that date to receive a Common Stock Payment representing seventy-five percent (75%) of the value of his annual retainer, then he will receive a Common Stock Payment in the amount of the product of 0.75 multiplied by the annual retainer ($45,000), divided by $53.00, which equals 636 whole shares. The fractional share, as well as the remaining balance of the annual retainer, equal in this example to the product of 0.25 times the annual retainer, will be paid in cash in the aggregate amount of $11,292. The actual number of shares and any remaining cash payment will, of course, depend on the non-employee director's election and the actual fair market value on the relevant March 1.

  Holding Period for Common Stock Payment Shares. The shares of Common Stock included in each Common Stock Payment shall be deposited in certificate or book entry form in escrow with the Company's Secretary until the six-month anniversary of the date of issuance. The non-employee director shall retain all rights in the shares while they are held in escrow, including, but not limited to, voting rights and the right to receive dividends; provided, however, that the non-employee director shall not have the right to pledge, sell or otherwise assign such shares until all restrictions pertaining to such shares are terminated. Promptly after the six-month anniversary of the issuance date, the Company's Secretary shall release the shares from escrow and deliver any applicable stock certificates to the non-employee director or release any applicable restrictions on the non-employee director's book entry account.

  STOCK OPTION

  Exercise of Stock Option. No Stock Option may be exercised prior to the first anniversary of the date the option was granted, at which time it vests in full. A Stock Option may be exercised only by written notice to the Company at its head office accompanied by payment in cash of the full consideration for the shares as to which it is exercised. No Stock Option can be exercised after the expiration of ten years from the date the option was granted.

  Price of Stock Option. The exercise price of a Stock Option will be the fair market value of the Common Stock on the date of grant.

  Number of Shares Subject to Stock Option. The number of shares to be subject to a Stock Option shall be an amount necessary to make the option equal in value, using a modified Black-Scholes option valuation model, to that portion of the annual retainer that the non-employee director elected to receive in the form of an option. The value of the option will be calculated by assuming that an option to purchase one share of Common Stock equals the product of (i) a fraction determined by dividing 1 by a multiplier determined using a modified Black-Scholes option valuation method (the "Multiplier"), and (ii) the fair market value of a share of Common Stock on the date of grant. For the Plan Year commencing March 1, 1997, the Board or the Committee shall calculate the Multiplier by March 1, 1997. The Board or the Committee shall consider the following factors in determining the Multiplier: (i) the fair market value of the Common Stock on the date the Multiplier is determined; (ii) the average length of time that Company stock options are held by optionees prior to exercise; (iii) the risk-free rate of return based on the term determined in
(ii) above and U.S. government securities rates; (iv) the dividend yield of the Common Stock; and (v) the volatility of the Common Stock over the previous ten-year period. The number of shares to be subject to the option shall be equal to the largest number of whole shares determined as follows:

    50% or more, if applicable, of annual retainer                Number of
    ---------------------------------------------- x Multiplier =
           Fair market value on March 1                            Shares



  For example, if the fair market value of the Common Stock on March 1, 1997 is $53.00 and if a participating non-employee director has elected to receive a Stock Option representing seventy-five percent (75%) of the value of his annual retainer, then he will receive a Stock Option determined as follows:
Multiply 0.75 by the annual retainer ($45,000) and divide by $53.00. Take that number, 636.79, and multiply by the Multiplier. For instance, the Multiplier, which is determined by using a modified Black-Scholes model of option valuation, would be 2.66 if the following assumptions were employed: (i) the fair market value of the Common Stock on the date the Multiplier was determined was $53.00; (ii) the average length of time that Company stock options are held by optionees prior to exercise was determined to be 6 years;
(iii) the risk-free rate of return was determined to be 6.2%; (iv) the dividend yield of the Common Stock was 1%; and (v) the volatility of the Common Stock over the previous ten-year period was determined to be 30%. If the Multiplier is 2.66, then the total number of whole shares subject to the Stock Option is 1,693 shares. The fractional share (0.86), as well as the remaining balance of the annual retainer, equal in this example to the product of 0.25 multiplied by the annual retainer, will be paid in cash in the aggregate amount of $11,295.58. The actual number of shares underlying the Stock Option and any remaining cash payment will, of course, depend on the non-employee director's election, the Multiplier and the actual fair market value on the grant date.

  Stock Option Nontransferable. Each Stock Option granted under the Plan by its terms shall not be transferable by the optionee otherwise than by will, or by the laws of descent and distribution, and shall be exercised during the lifetime of the optionee only by him. No Stock Option or interest therein may be transferred, assigned, pledged or hypothecated by the optionee during his lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

  CASH PAYMENT

  Any cash payment shall be made in equal quarterly installments commencing March 1 (or if March 1 is not a business day, on the next succeeding business day) of each Plan Year, with the first cash payment, if any, to be made on March 1, 1997.

  EFFECTIVE DATE AND DURATION

  The effective date of the Plan shall be February 25, 1997. The Plan shall terminate on February 24, 2007, unless earlier terminated by the Board of Directors or the Committee. No Stock Options shall be granted, and no Common Stock Payments shall be made, after the date on which this Plan terminates. The applicable terms of this Plan, and any terms and conditions applicable to the Stock Options granted or Common Stock Payments made prior to such date, shall survive the termination of the Plan and continue to apply to such Stock Options or Common Stock Payments. The Plan is the successor plan to the Hewlett-Packard Company 1987 Director Option Plan. Upon approval of the Plan by shareholders, no future awards will be made under the Hewlett-Packard Company 1987 Director Option Plan.

  AMENDMENTS

  The Board of Directors shall have the right to amend, modify, suspend or terminate the Plan at any time for any purpose; provided, that following approval of the Plan by the Company's shareholders, the Company will seek shareholder approval for any change to the extent required by applicable law, regulation or rule.

  ADJUSTMENTS

  In the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, or other change in the corporate structure or capitalization affecting the Company's present Common Stock, at the time of such event the Board or the Committee shall make appropriate adjustments to the number (including the aggregate number of shares that may be issued under the Plan) and kind of shares to be issued under the Plan and the price of any Stock Option or Common Stock Payment.

FEDERAL INCOME TAX CONSEQUENCES

  The rules governing the tax treatment of Stock Options and Common Stock Payments are quite technical. Therefore, the description of the federal income tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their applications may vary in individual circumstances. Finally, the tax consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

  STOCK OPTIONS

  All options to be granted under the Plan are nonstatutory options not entitled to special tax treatment under Section 422 of the Internal Revenue Code. The grant of a Stock Option does not result in taxable income to the recipient. Upon the exercise of an option, the recipient recognizes ordinary income in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise. The Company is not entitled to an income tax deduction with respect to the grant of a Stock Option or the sale of stock acquired pursuant thereto. The Company is permitted a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the exercise of a Stock Option. The non-employee director recognizes as a capital gain or loss any subsequent profit or loss realized on the sale or exchange of any shares disposed of or sold.

  COMMON STOCK PAYMENT

  A non-employee director who elects to receive his compensation in the form of a Common Stock Payment recognizes ordinary income and the Company receives a deduction in an amount equal to the fair market value of the shares of Common Stock as and when they become payable.

BOARD RECOMMENDATION

  The Board of Directors believes that the Company's grant of a Stock Option or making of a Common Stock Payment will provide significant incentives to non-employee directors who contribute and are expected to contribute materially to the continued success of the Company. The Board of Directors therefore recommends a vote FOR approval of the Plan by the shareholders.

  The favorable vote of a majority of shares present and voting at the Annual Meeting is required for approval of the Plan.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

  From time to time certain shareholders of the Company submit proposals that they believe should be voted upon by the shareholders. The Commission has adopted regulations that govern the inclusion of such proposals in the Company's annual proxy materials. All such proposals must be submitted to the Secretary of the Company no later than September 15, 1997 in order to be considered for inclusion in the Company's 1998 proxy materials.

                      APPROVAL OF INDEPENDENT ACCOUNTANTS

  The Board of Directors, upon the recommendation of the Company's current Audit Committee consisting of six non-employee directors, Donald E. Petersen (Chair), Richard A. Hackborn, Walter B. Hewlett, George A. Keyworth II, David
M. Lawrence and Paul F. Miller, Jr. has appointed Price Waterhouse LLP as the Company's independent accountants to audit the consolidated financial statements of the Company for the 1997 fiscal year. Price Waterhouse LLP served as the Company's independent accountants for the fiscal year ended October 31, 1996, and during the course of that fiscal year they were also engaged by the Company to provide certain tax and consulting services.

  The Board of Directors recommends that the shareholders vote FOR approval of the appointment of Price Waterhouse LLP as the Company's independent accountants for the succeeding year. If the appointment is not approved, the Board will select other independent accountants. Representatives of Price Waterhouse LLP will be present at the meeting to respond to appropriate questions from the shareholders and will be given the opportunity to make a statement should they desire to do so.

              MATTERS NOT DETERMINED AT THE TIME OF SOLICITATION

  The Board is not aware of any matters to come before the meeting other than the election of directors, the proposed adoption of the 1997 Director Stock Plan and the proposal to approve the appointment of Price Waterhouse LLP as the Company's independent accountants for the succeeding year. If any other matter should come before the meeting, then the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

                          INCORPORATION BY REFERENCE

  As stated on page 26, the Company's 1997 Director Stock Plan is incorporated by reference into this proxy statement.

                                VOTE OF PROXIES

  All shares represented by duly executed proxies will be voted for the election of the nominees named above as directors unless authority to vote for the proposed slate of directors or any individual director has been withheld. If for any unforeseen reason any of such nominees should not be available as a candidate for director, the proxies will be voted in accordance with the authority conferred in the proxy for such other candidate or candidates as may be nominated by the Board of Directors. With respect to the proposals to approve the adoption of the 1997 Director Stock Plan and the appointment of Price Waterhouse LLP as the Company's independent accountants, all such shares will be voted for or against, or not voted, as specified on each proxy. If no choice is indicated, a proxy will be voted for the proposals to adopt the 1997 Director Stock Plan and to approve Price Waterhouse LLP as the Company's independent accountants.

                                             By Order of the Board of
                                             Directors


                                             /s/ D. Craig Nordlund
                                             D. Craig Nordlund
                                             Associate General Counsel and
                                             Secretary

Dated: January 13, 1997

                                  APPENDIX A

                            HEWLETT-PACKARD COMPANY

                           1997 DIRECTOR STOCK PLAN

                  PART 1. PLAN ADMINISTRATION AND ELIGIBILITY

I. PURPOSE

  The purpose of this 1997 Director Stock Plan (the "Plan") of Hewlett-Packard Company (the "Company") is to encourage ownership in the Company by outside directors of the Company (each, a "Non-Employee Director," or collectively, the "Non-Employee Directors") whose continued services are considered essential to the Company's continued progress and thus to provide them with a further incentive to remain as directors of the Company.

II. ADMINISTRATION

  The Board of Directors (the "Board") of the Company or any committee (the "Committee") of the Board that will satisfy Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any regulations promulgated thereunder, as from time to time in effect, including any successor rule ("Rule 16b-3"), shall supervise and administer the Plan. The Committee shall consist solely of two or more non-employee directors of the Company, who shall be appointed by the Board. A member of the Board shall be deemed to be a "non-employee director" only if he satisfies such requirements as the Securities and Exchange Commission may establish for non-employee directors under Rule 16b-3. Members of the Board receive no additional compensation for their services in connection with the administration of the Plan.

  The Board or the Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. All questions of interpretation of the Plan or of any shares issued under it shall be determined by the Board or the Committee and such determination shall be final and binding upon all persons having an interest in the Plan. Any or all powers and discretion vested in the Board or the Committee under this Plan may be exercised by any subcommittee so authorized by the Board or the Committee and satisfying the requirements of Rule 16b-3.

III. PARTICIPATION IN THE PLAN

  Each member of the Board who is not an employee of the Company or any of its subsidiaries or affiliates shall be eligible to receive payment for his Annual Retainer (as defined in Section XII below) under the Plan.

IV. STOCK SUBJECT TO THE PLAN

  The maximum number of shares of the Company's $1 par value Common Stock ("Common Stock") which may be issued under the Plan shall be One Million (1,000,000). The limitation on the number of shares which may be issued under the Plan shall be subject to adjustment as provided in Section X of the Plan.

  If any outstanding option under the Plan for any reason expires or is terminated without having been exercised in full, the shares allocable to the unexercised portion of such option shall again become available for grant pursuant to the Plan.

                           PART 2. TERMS OF THE PLAN

V. EFFECTIVE DATE OF THE PLAN

  The Plan shall take effect on the date of adoption by the shareholders of the Company. The Plan shall terminate on February 24, 2007, unless earlier terminated by the Board of Directors or the Committee.

VI. TIME FOR GRANTING OPTIONS AND ISSUING SHARES

  No options shall be granted, and no Common Stock Payments (as defined in Section VII below) shall be made, after the date on which this Plan terminates. The applicable terms of this Plan, and any terms and conditions applicable to the options granted or the shares issued prior to such date, shall survive the termination of the Plan and continue to apply to such options and shares.

VII. TERMS AND CONDITIONS

 A. Compensation Alternatives.

  1. Beginning with the 1997 Plan Year (as defined in Section XII below), each Non-Employee Director will be entitled to select one of the following alternative means of payment for the value of his Annual Retainer:

    (i) A minimum of fifty percent of the value of his Annual Retainer in the form of a Common Stock payment (a "Common Stock Payment") and the balance in cash (a "Cash Payment"); or

    (ii) A minimum of fifty percent of the value of his Annual Retainer in the form of an option to purchase shares of Common Stock (an "Option Payment") and a Cash Payment.

  2. If any Non-Employee Director fails to notify the Secretary of the Company in writing by February 1 of the preceding Plan Year (or by February 15, 1997 for the Plan Year commencing March 1, 1997) of his desired means to receive payment of the Annual Retainer for the next Plan Year, then he shall be deemed to have elected an Option Payment for fifty percent of the value of his Annual Retainer, with the remaining fifty percent in cash. Any such election, or any modification or termination of such an election, shall be filed with the Company on a form prescribed by the Board or the Committee for this purpose.

 B. Common Stock Payment.

  1. Date of Payment. The shares constituting any Common Stock Payment shall be issued automatically on March 1 of each Plan Year (or, if March 1 is not a business day, on the next succeeding business day), commencing March 1, 1997. Each award of a Common Stock Payment shall be evidenced by an agreement which shall reflect the terms and conditions of the Common Stock Payment and such additional terms and conditions as may be determined by the Board or the Committee.

  2. Number of Shares Subject to Common Stock Payment. The total number of shares of Common Stock included in each Common Stock Payment shall be determined by dividing the amount of the Annual Retainer that is to be paid in stock by the Fair Market Value (as defined in Section XII below) of a share of Common Stock on March 1 (or, if March 1 is not a business day, on the next succeeding business day). It shall be equal to the largest number of whole shares determined as follows:

         50% or more, if applicable, of Annual Retainer     Number of
         ----------------------------------------------  =
               Fair Market Value on March 1                  Shares

  Any payment for a fractional share automatically shall be paid in cash based upon the Fair Market Value on March 1 of such fractional share.

  3. Holding Period for Common Stock Payment Shares. The shares of Common Stock included in each Common Stock Payment shall be deposited in certificate or book entry form in escrow with the Company's Secretary until the six-month anniversary of the date of issuance. The Non-Employee Director shall retain all rights in the shares while they are held in escrow, including, but not limited to, voting rights and the right to receive dividends; provided, however, that the Non-Employee Director shall not have the right to pledge, sell or otherwise assign such shares until all restrictions pertaining to such shares are terminated. Promptly after the six-month anniversary of the issuance date, the Company's Secretary shall release the shares from escrow and deliver any applicable stock certificates to the Non-Employee Director or release any applicable restrictions on the Non-Employee Director's book entry account.

 C. Option Payment.

  Subject to Section VII.A. above, each Non-Employee Director may specify the amount of his Annual Retainer to be received in the form of a non-statutory option not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended. Each option granted under this Plan shall be evidenced by a written agreement in such form as the Board or Committee shall from time to time approve, which Agreements shall comply with and be subject to the following terms and conditions and such additional terms and conditions as may be determined by the Board or Committee:

  1. Date of Payment. The option constituting any Option Payment shall be granted automatically on March 1 of each Plan Year (or, if March 1 is not a business day, on the next succeeding business day), commencing March 1, 1997.

  2. Number of Shares Subject to Option. The number of shares to be subject to any option granted pursuant to the Plan shall be an amount necessary to make such option equal in value, using a modified Black-Scholes option valuation model, to that portion of the Annual Retainer that the Non-Employee Director elected to receive in the form of an option. The value of the option will be calculated by assuming that the value of an option to purchase one share of Common Stock equals the product of (i) a fraction determined by dividing 1 by the Multiplier, as defined below, and (ii) the Fair Market Value of a share of Common Stock on the date of grant.

  The number of shares represented by an option granted pursuant to the Plan shall be determined by multiplying the number of shares determined in Section VII.B.2 above by a multiplier determined using a modified Black-Scholes option valuation method (the "Multiplier"). The Board or the Committee shall determine the Multiplier by March 1 of the immediately preceding Plan Year by considering the following factors: (i) the Fair Market Value of the Common Stock on the date the Multiplier is determined; (ii) the average length of time that Company stock options are held by optionees prior to exercise; (iii) the risk-free rate of return based on the term determined in (ii) above and U.S. government securities rates; (iv) the annual dividend yield for the Common Stock; and (v) the volatility of the Common Stock over the previous ten-year period. For the Plan Year commencing March 1, 1997, the Board or the Committee shall calculate the Multiplier by March 1, 1997. The number of shares to be subject to the option shall be equal to the largest number of whole shares determined as follows:

    50% or more, if applicable, of Annual Retainer                Number of
    ---------------------------------------------- x Multiplier =
          Fair Market Value on March 1                             Shares


  3. Price of Options. The exercise price of the option will be the Fair Market Value of the Common Stock on the date of grant.

  4. Exercise of Options. Options may be exercised only by written notice to the Company at its head office accompanied by payment in cash of the full consideration for the shares as to which they are exercised.

  5. Period of Option. The option will not be exercisable until the one-year anniversary of the grant date, at which time it shall be vested as to all the shares represented by the option. No option shall be exercisable after the expiration of ten (10) years from the date upon which such option is granted.

  6. Exercise by Representative Following Death of Director. A Non-Employee Director, by written notice to the Company, may designate one or more persons (and from time to time change such designation) including his legal representative, who, by reason of his death, shall acquire the right to exercise all or a portion of the option. If the person or persons so designated wish to exercise any portion of the option, they must do so within the term of the option as provided in Section VII.C.5. Any exercise by a representative shall be subject to the provisions of this Plan.

  7. Options Nontransferable. Each option granted under the Plan by its terms shall not be transferable by the optionee otherwise than by will, or by the laws of descent and distribution, and shall be exercised during the lifetime of the optionee only by him. No option or interest therein may be transferred, assigned, pledged or hypothecated by the optionee during his lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

 D. Cash Payment

  Each Cash Payment shall be made in equal quarterly installments commencing March 1 of each Plan Year (or, if March 1 is not a business day, on the next succeeding business day), with the first Cash Payment, if any, to be made on March 1, 1997.

 E. Form of Issuance of Shares

  Shares issued under the Plan shall be in either book entry form or in certificate form pursuant to the instructions given by the Non-Employee Director to the Company's transfer agent.

 F. Transferability

  In the event of a Non-Employee Director's death, all of such person's rights to receive any accrued but unpaid Common Stock Payment or Option Payment will transfer to the maximum extent permitted by law to such person's beneficiary. Each Non-Employee Director may name, from time to time, any beneficiary or beneficiaries (which may be named contingently or successively) as his beneficiary for purposes of this Plan. Each designation shall be on a form prescribed by the Committee, will be effective only when delivered to the Company and when effective will revoke all prior designations by the Non-Employee Director. If a Non-Employee Director dies with no such beneficiary designation in effect, such person's beneficiary shall be his estate and such person's payments will be transferable by will or pursuant to laws of descent and distribution applicable to such person.

                          PART 3. GENERAL PROVISIONS

VIII. ASSIGNMENTS

  The rights and benefits under this Plan may not be assigned except for the designation of a beneficiary as provided in Section VII.

IX. LIMITATION OF RIGHTS

  No Right to Continue as a Director. Neither the Plan, nor the issuance of shares of Common Stock nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain a director for any period of time, or at any particular rate of compensation.

  No Stockholders' Rights for Options. An optionee shall have no rights as a stockholder with respect to the shares covered by his options until the date of the issuance to him of a stock certificate therefor or the making of a book entry with the Company's transfer agent, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such certificate is issued.

X. CHANGES IN PRESENT STOCK

  In the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, or other change in the corporate structure or capitalization affecting the Company's present Common Stock, at the time of such event the Board or the Committee shall make appropriate adjustments to the number (including the aggregate numbers specified in Section IV) and kind of shares to be issued under the Plan and the price of any Stock Option or Common Stock Payment.

XI. AMENDMENT OF THE PLAN

  The Board shall have the right to amend, modify, suspend or terminate the Plan at any time for any purpose; provided, that following the approval of the Plan by the Company's shareholders, the Company will seek shareholder approval for any change to the extent required by applicable law, regulation or rule.

XII. DEFINITIONS

  "Annual Retainer" shall mean the amount to which a Non-Employee Director will be entitled to receive for serving as a director in a relevant Plan Year, but shall not include reimbursement for expenses, fees associated with service on any committee of the Board or fees with respect to any other services to be provided to the Company.

  "Fair Market Value" shall be the mean of the highest and lowest quoted selling prices for the Common Stock as reported on the New York Stock Exchange Composite Tape on the date in question, or if no sales of such stock were made on that date, the mean of the highest and lowest prices of the Common Stock on the next preceding day on which sales were made.

  "Plan Year" shall mean the year beginning March 1 and ending February 28, or February 29, as the case may be, for any relevant year.

XIII. COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT

  It is the Company's intent that the Plan comply in all respects with Rule 16b-3. If any provision of this Plan is found not to be in compliance with such rule and regulations, the provision shall be deemed null and void, and the remaining provisions of the Plan shall continue in full force and effect. All transactions under this Plan shall be executed in accordance with the requirements of Section 16 of the Exchange Act and regulations promulgated thereunder. The Board or the Committee may, in its sole discretion, modify the terms and conditions of this Plan in response to and consistent with any changes in applicable law, rule or regulation.

XIV. NOTICE

  Any written notice to the Company required by any of the provisions of this Plan shall be addressed to the Secretary of the Company and shall become effective when it is received.

XV. GOVERNING LAW

  This Plan and all determinations made and actions taken pursuant hereto shall be governed by the law of the State of California and construed accordingly.

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   PROXY                    HEWLETT-PACKARD COMPANY                    PROXY

              Annual Meeting of Shareholders - February 25, 1997

         This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints Lewis E. Platt and D. Craig Nordlund and each of them as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of Common Stock of Hewlett-Packard Company held of record by the undersigned on December 27, 1996, at the annual meeting of shareholders to be held on Tuesday, February 25, 1997, or any adjournment thereof.


              IMPORTANT-This Proxy must be signed and dated on the reverse side.

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

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                            HEWLETT-PACKARD COMPANY
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY (X)

[                                                                              ]
                                                 Withheld  For All
1. Election of Directors---                 For    All     Except those whose
   T.E. Everhart, J.B. Fery, J.P.G. Gimon,                 name(s) appear below.
   S. Ginn, R.A. Hackborn, W.B. Hewlett,
   G.A. Keyworth II, D.M. Lawrence,
   P.F. Miller, Jr., S.P. Orr, D.W.         (_)    (_)           (_)
   Packard, L.E. Platt, and R.P. Wayman

   (INSTRUCTION:  To withhold authority to
   vote for any individual nominees write
   that nominee's name in the space provided.)
                                                ________________________________


                                            For   Against   Abstain
2. Proposal to Approve the Adoption of the
   1997 Director Stock Plan.                (_)     (_)       (_)

                                            For   Against   Abstain
3. Proposal to Approve the Appointment of
   Price Waterhouse LLP as Independent      (_)     (_)       (_)
   Accountants.

4. In their discretion the Proxies are
   authorized to vote upon such other
   business as may properly come before
   the meeting.

   Please mark in oval if you plan to
   attend the annual meeting:
   I plan to attend the annual meeting.
   Please send me an admission ticket.              (_)

   THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1,2 AND 3.

                           Dated:______________________________________, 1997

   __________________________________________________________________________
   Signature


   __________________________________________________________________________
   Signature


Please sign exactly as your name or names appear on the reverse side. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

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